Exhibit 10.3

LONG TERM INCENTIVE AWARD AGREEMENT

This Agreement is entered into as of January 11, 2006, between Cascade Natural Gas Corporation, a Washington corporation (the “Company”), and Rick Davis (“Recipient”).

On December 20, 2005, the Governance, Nominating and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) authorized an objectively-determinable performance-based award (the “Award”) to Recipient pursuant to Section 6 of the Company’s 1998 Stock Incentive Plan (the “Plan”) of the Plan.  Compensation paid pursuant to the Award is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).  Recipient desires to accept the awards subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.             Award.

Recipient’s “Target Shares” for purposes of this Agreement shall be 5,650 shares. Subject to the terms and conditions of this Agreement, the Company shall issue or otherwise deliver to the Recipient the number of shares of Common Stock of the Company (the “Award Shares”) determined under this Agreement based on (a) the Company’s return on equity as defined in Section 2.4 (ROE) relative to the ROE of a peer group of companies during the three-year period from July 1, 2005 to June 30, 2008 (the “Award Period”) as described in Section 2 and (b) Recipient’s continued employment during the Award Period as described in Section 3.  If the Company issues or otherwise delivers Award Shares to Recipient, the Company shall also pay to Recipient the amount of cash determined under Section 4 (the “Dividend Equivalent Cash Award”).

2.             Award Performance Condition.

2.1           Subject to possible reduction under Section 3, the number of Award Shares to be issued or otherwise delivered to Recipient shall be determined by multiplying the Payout Factor (as defined below) by the Award Shares.

2.2           To determine the “Payout Factor,” the eight Peer Group Companies (as defined below) and the Company shall be ranked based on their respective ROEs from highest to lowest, with the company with the highest ROE having a ROE Ranking of “1” and the company with the lowest ROE having a ROE Ranking of “9.”  The Payout Factor will be the percentage in the following table corresponding to the Company’s ROE Ranking.

ROE Ranking	Payout Factor
9	0%
8	0%
7	0%
6	20%
5	40%
4	55%
3	70%
2	85%
1	100%

2.3           The “Peer Group Companies” are Avista Corporation (AVA), Chesapeake Utilities (CPK), The Laclede Group, Inc. (LG), New Jersey Resources Corporation, Northwest Natural Gas Company (NWN), South Jersey Industries (SJI), Southwest Gas Corporation (SWX), and WGL Holdings, Inc. (WGL).  If prior to the end of the Award Period, the common stock of any Peer Group Company ceases to be publicly traded for any reason, then such company shall no longer be considered a Peer Group Company, and the Committee shall designate an alternate peer company shall become a Peer Group Company effective as of the start of the Award Period.

2.4           The “ROE” for the Company and each Peer Group Company shall be calculated by dividing the annual earnings per share of each company by the average of the book value per share determined at the beginning of the company’s fiscal year and at the end of the company’s fiscal year.  The earnings per share and book value will be the latest numbers reported in a company’s annual report and forms 10-K filed with the SEC for the company’s fiscal year that ends on or before June 30 of each year in the Award Period.

3.             Employment Condition.

3.1           In order to receive the full number of Award Shares determined under Section 2, Recipient must be employed by the Company on the last day of the Award Period.

3.2           If Recipient’s employment by the Company is terminated at any time prior to the end of the Award Period because of death, disability (within the meaning of Section 409A(c)(2)(C) of the Code), retirement (as defined in the Company’s Retirement Plan) at or after reaching age 55, or a Workforce Reduction (as defined in section 3.01-2 of the Cascade Natural Gas Corporation Officers Severance Pay Plan), Recipient shall be entitled to receive pro-rated awards.  The number of Award Shares to be issued or otherwise delivered as a pro-rated award shall be determined by multiplying the number of Award Shares determined under Section 2 by a fraction, the numerator of which is the number of days Recipient was employed by the Company during the Award Period and the denominator of which is the number of days in the Award Period.

3.3           If Recipient’s employment by the Company is terminated at any time prior to the end of the Award Period and Section 3.2 does not apply to such termination, Recipient shall not be entitled to receive any Award Shares.

4.             Dividend Equivalent Cash Awards.

The amount of the Dividend Equivalent Cash Award shall be determined by multiplying the number of Award Shares deliverable to Recipient as determined under Sections 2 and 3 by the total amount of dividends paid per share of the Company’s Common Stock for which the dividend record date occurred after the beginning of the Award Period and before the date of delivery of the Performance Shares.

5.             Certification and Payment.

5.1           Prior to the regularly scheduled meeting of the Committee held in the fourth quarter of the fiscal year immediately following the final year of the Award Period (the “Certification Meeting”), the Company shall calculate the number of Award Shares deliverable and the amount of the Dividend Equivalent Cash Award payable to Recipient, and shall submit these calculations to the Committee.  At or prior to the Certification Meeting, the Committee shall certify in writing (which may consist of approved minutes of the Certification Meeting) the levels of ROE attained by the Company and the Peer Group Companies, the number of Award Shares deliverable to Recipient and the amount of the Dividend Equivalent Cash Award payable to Recipient.

5.2           Subject to applicable tax withholding under Section 6, the amounts so certified shall be delivered or paid (as applicable) as soon as practicable following the Certification Meeting and in no event later than 2 ½ months after the close of the calendar year in which the Certification Meeting occurs, except to the extent Section 5.3 applies.  No amounts shall be delivered or paid prior to certification.  No fractional shares shall be delivered and the number of Award Shares deliverable shall be rounded to the nearest whole share.

5.3           Payment to any Recipient who is a “specified employee” (as defined in Treasury Regulations under Section 409A of the Internal Revenue Code) and whose right to payment vested under Section 3.2 on account of the Recipient’s retirement or termination of employment due to a Workforce Reduction shall be no earlier than six months after the Recipient’s employment terminates.

6.             Tax Withholding.

Recipient acknowledges that, on the date the Award Shares are issued or otherwise delivered to Recipient (the “Payment Date”), the Value (as defined below) on that date of the Award Shares (as well as the amount of the Dividend Equivalent Cash Awards) will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts.  To satisfy the required withholding amount, the Company shall first withhold all or part of the Dividend Equivalent Cash Awards, and if that is insufficient, the Company shall withhold the number of Award Shares having a Value equal to the remaining withholding amount.  For purposes of this Section 6, the “Value” of an Award Share shall be equal to the closing market price for Company Common Stock on the last trading day preceding the Payment Date.  Notwithstanding the foregoing, Recipient may elect not to have Award Shares withheld to cover taxes by giving notice to the Company in writing prior to the Payment Date, in which case no Award Shares shall be delivered to Recipient until Recipient shall have paid to the Company in cash any required tax withholding not covered by withholding of the Dividend Equivalent Cash Awards.

7.             Change in Control.

7.1           If a Change in Control (as defined in Section 8) occurs before the end of the Award Period, the Company shall, within 5 business days thereafter and subject to applicable tax withholding as provided for in Section 6, pay the Recipient the cash value of the Target Shares and pay to Recipient a Dividend Equivalent Cash Award based on such number of Target Shares.

7.2           The cash value of the Target Shares shall be determined as follows:

7.2-1        If the Company’s common stock is still trading, then the cash value shall be the average of the value of the Company’s common stock traded on the three business days immediately following the date of the Change in Control.

7.2-2        If the Company’s common stock is no longer publicly traded, then the cash value shall be determined based on the following:

(a)           If the Company’s common stock has been replaced by another publicly traded security, then cash value shall be the average value of any security that replaces the common stock for the three business days that immediately follow the Change in Control.

(b)           If (a) does not apply, the cash value shall be equal to the price paid by the purchaser of control of the Company in connection with the last event that constitutes the Change in Control.

7.3           Amounts paid under this Section 7 shall be in satisfaction of any and all obligations of the Company to issue or otherwise deliver Award Shares or pay Dividend Equivalent Cash Awards under this Agreement.

8.             Definition of Change in Control

For purposes of determining whether a Change in Control has occurred and whether payment under Section 7 is on account of a Change in Control, the following definitions shall apply:

8.1           “Change in Control” means a change in ownership of the Company under Section 8.2, a change in effective control of the Company under Section 8.3, or a change in the ownership of a substantial portion of the Company’s assets under Section 8.4.

8.2           A change in ownership occurs on the date that any one person or more than one person acting as a group acquires ownership of stock of the Company that, together with stock already held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the Company’s stock.

8.2-1        A change in ownership will not be deemed to occur if, before the person or group acquires additional Company stock, the person or group acquiring Company stock owned, or is treated as owning, more than 50 percent of the total fair market value or total voting power of Company stock.

8.2-2        An increase in the ownership percentage of the person or group as a result of a transaction in which the Company redeems its stock for cash or other property will be treated as an acquisition by the person or group.

8.2-3        Ownership of stock will be determined by applying the rules in section 318(a) of the Internal Revenue Code and by treating stock underlying a vested option as owned by the individual who holds the vested option, unless the stock to which the option applies is not substantially vested as defined in Treasury regulation section 1.83-3(b) and (j).

8.2-4        Persons who will be considered as acting as a group to acquire or hold Company stock or effective control of the Company to the extent provided by applicable regulations or other written guidance published by the Internal Revenue Service.

8.3           A change in effective control of the Company shall occur, regardless whether a change in ownership occurs under Section 8.2, on the date that an event described in 8.3-1 or 8.3-2 occurs, subject to 8.3-3.

8.3-1        A change in effective control occurs on the date that any one person or more than one person acting as a group acquires (or has acquired during the 12-month period that ends on the date of the most recent acquisition by such person or group) ownership of Company stock possessing more than 35-percent of the total voting power of the Company’s stock.

8.3-2        A change in effective control also occurs on the date that a majority of the Company’s board of directors is replaced during any 12-month period by directors whose election is not endorsed by a majority of the Company’s board members prior to the date of election or appointment.

8.3-3        A change in effective control will not result from the acquisition of additional control of the company by any person or group that, immediately before such acquisition, owned more than 35 percent of the total voting power of the Company’s stock.

8.4           A change in ownership of a substantial portion of the Company’s assets occurs on the date that any person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) Company assets with a total gross fair market value equal to 40 percent or more of the total gross fair market value of all of the Company’s assets immediately prior to the acquisition (or series of acquisitions).

8.4-1        Gross fair market value for this purpose means the value of the Company’s assets or the value of the assets being disposed of, without regard to any liabilities associated with such assets.

8.4-2        No Change in Control occurs solely because the Company transfers assets to an entity controlled by the Company’s shareholders immediately after the transfer.

8.4-3        No change in ownership of the Company’s assets is deemed to occur solely by reason of a transfer of the Company’s assets to any of the following:

(a)           A shareholder of the Company (immediately before the asset transfer) in exchange for the Company’s stock.

(b)           An entity, half or more of whose total value or voting power is owned by he Company (directly or indirectly).

(c)           A person or group that owns (directly or indirectly) 50 percent or more of the value or voting power of all of the Company’s outstanding shares.

(d)           An entity, half or more of whose total value or voting power is owned (directly or indirectly) by a person who owns 50 percent or more of the value or voting power of the Company’s outstanding shares.

9.             Limitations on Certain Excess Payments

9.1           No payments shall be made to a Recipient under this Agreement that would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code.

9.2           The determination of whether payments constitute excess parachute payments shall be made by the Committee, with the advice of counsel.  The Committee shall notify the Recipient and any other interested parties of its determination which shall be final and binding on all parties.

9.2-1        The Committee shall notify the Company and the Recipient in writing of its determination within 5 business days after the Recipient’s employment terminates.

9.2-2        The notice shall list all payments that are deemed to constitute excess parachute payments and include the Committee’s determination of the present value of each listed payment.

9.3           In determining whether payments under the Plan constitute excess parachute payments, the Committee shall take into account any other payments of compensation that must be counted under Section 280G.

9.4           The Recipient may, by written notice to the Committee and the Company, elect to receive any combination of benefits to which the Recipient is otherwise entitled, that will not exceed the maximum amount that can be paid to the Recipient without resulting in excess parachute payments.

9.5           If the Recipient fails to provide timely notice of an election to receive a combination of benefits, the Committee shall determine the payments that are to be reduced to avoid paying any excess parachute payments to the Recipient.

10.                               Approvals.

The issuance by the Company of authorized and unissued shares or reacquired shares under this Agreement is subject to the approval of the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission, but no such approvals shall be required for the purchase of shares on the open market for delivery to Recipient in satisfaction of its obligations under this Agreement.  The obligations of the Company under this Agreement are otherwise subject to the approval of state and federal authorities or agencies with jurisdiction in the matter.  The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the award under this Agreement.  The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under this Agreement if such issuance or delivery would violate applicable state or federal law.

11.                               No Right to Employment.

Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient’s services at any time for any reason, with or without cause.

12.                               Miscellaneous.

12.1         Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.

12.2         Notices.  Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

12.3         Assignment; Rights and Benefits.  Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company.  The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.

12.4         Further Action.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

12.5         Applicable Law; Attorneys’ Fees.  The terms and conditions of this Agreement shall be governed by the laws of the State of Washington.  In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

12.6         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

12.7         Conflicts with Employment Agreements.  Notwithstanding anything to the contrary herein, if there is a conflict between this agreement and any executed and enforceable employment agreement, the employment agreement controls.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CASCADE NATURAL GAS CORPORATION	RECIPIENT

/s/ Larry Pinnt	/s/ Rick Davis
By: Larry Pinnt	Rick Davis
Title: Chairman